Exhibit 5.1

March 5, 2021

Kopin Corporation

125 North Drive

Westborough, MA 01581

Ladies and Gentlemen:

This opinion is furnished to you in connection with the filing of a prospectus supplement, dated March 5, 2021 (the “Prospectus”), to a Registration Statement on Form S-3, Registration No. 333-253933 (the “Registration Statement”) filed by Kopin Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of up to $50,000,000 aggregate offering price of shares (the “Shares”) of the Company’s common stock, par value $0.01, per share (the “Common Stock”) in an “at the market offering” as defined in Rule 415(a)(4) of the Securities Act in accordance with the At-the-Market Equity Offering Sales Agreement, dated as of March 5, 2021 (the “Sales Agreement”), by and between the Company and Stifel, Nicolaus & Company, Incorporated (the “Agent”). The Shares are to be sold pursuant to the Prospectus and the Registration Statement. The Sales Agreement is being filed as an exhibit to a Current Report on Form 8-K and will be incorporated by reference into the Registration Statement.

As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied, with your permission, entirely upon resolutions and written actions by the board of directors of the Company and certificates of certain officers of the Company and have assumed, without independent inquiry, the accuracy of those certificates, resolutions and written actions by the board of directors of the Company.

As counsel to the Company, in rendering the opinions hereinafter expressed, we have examined and relied upon originals or copies of such corporate records, agreements, documents and instruments as we have deemed necessary or advisable for purposes of this opinion, including (i) the certificate of incorporation and by-laws of the Company, (ii) the Registration Statement and the exhibits thereto filed with the Commission, (iii) the Prospectus, (iv) the Sales Agreement, and (v) the resolutions and written actions of the board of directors referenced above.

This opinion is limited solely to the Delaware General Corporation Law without regard to choice of law, to the extent that the same may apply to or govern the transactions contemplated by the Registration Statement. We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion.

Based on such examination and subject to the foregoing, we are of the opinion that the Shares, when issued by the Company and delivered by the Company against payment therefor as contemplated by the Sales Agreement and a Terms Agreement (as defined in the Sales Agreement), will be duly and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP